EXHIBIT 99.4

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
THREE MONTHS ENDED JUNE 30, 2005

Rig Type	Units*	Utilization

Gorilla/Super Gorilla jack-ups	7	90%
Tarzan Class jack-up	1	100%
350' jack-ups	10	96%
300' jack-ups	3	100%
250' jack-ups	3	99%
Jack-ups	24	95%
Semi-submersible	1	100%
Offshore	25	96%
Gulf of Mexico	22	97%

* Number of units at June 30, 2005

Note: Only revenue-producing days are used in computing rig utilization.